Exhibit 10.7

Jack Syage	March 13, 2024

Dear Jack,

First Wave BioPharma, Inc. is pleased to offer you the position of President and Chief Operating Officer, contingent on completion of a background check and I-9 verification. You will report to James Sapirstein, CEO of First Wave BioPharma, Inc. Your first day of employment with us is March 14, 2024.

The terms of the offer are as follows:

•	A semi-monthly rate of $14,583.34 which annualizes to $350,000.00. This position is considered exempt under the federal and state wage and hour laws, which means you are not eligible for overtime pay beyond your salary.

•	An incentive bonus of up to 40% of your annual salary which is dependent on meeting pre-determined objectives at the sole discretion of the company.

•	You will be eligible to participate in company benefits on your first day of employment including medical, dental, vision, disability, life insurance and 401k plan. Benefit costs will be covered at 100% by the company for you and your eligible dependents for the following: Medical, Dental, Vision.

•	You will receive (3) three weeks of paid vacation per annum, which shall accrue and will otherwise be subject to the company's established policies. Sick leave and holidays will also be provided in accordance with the company's established policies.

Your employment with our company is at-will, which means that either you or the company may terminate the relationship at any time.

Kindly indicate your understanding and acceptance of our offer by signing below.

We look forward to you joining our team!

Sincerely,

/s/ James Sapirstein
James Sapirstein
Chairman, President and CEO

I accept the offer of employment set forth above.

Signature:	/s/ Jack Syage	Date: March 13, 2024

777 Yamato Road     Suite 502     Boca Raton, FL 33431

561-589-7020     info@firstwavebio.com